Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intrinsic Semiconductor Corporation 2003 Equity Incentive Plan of Cree, Inc. of our reports dated August 21, 2006, with respect to the consolidated financial statements of Cree, Inc. included in its Annual Report (Form 10-K) for the year ended June 25, 2006, Cree, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cree, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
August 21, 2006